Exhibit 23.2

Schumacher & Associates, Inc.

Certified Public Accountants

2525 Fifteenth Street, Suite 3H

Denver, CO   80211

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Chay Enterprises, Inc. on Form SB-2, of our report dated September 17, 2007, relating to the financial statements of Chay Enterprises, Inc. for the two years ended December 31, 2006 and 2005, and for the period from July 31, 2001 through December 31, 2006, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the prospectus.

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.

Denver, Colorado

October 4, 2007